Filed Pursuant to Rule 424(b)(2)
File Number: 333-104080
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 9, 2003
$125,000,000
National City Corporation
4.90% Senior Notes Due January 15, 2015
(to be consolidated and form a single series with the $275,000,000
4.90% Senior Notes Due January 15, 2015 issued on January 12, 2005)

      The senior notes will bear interest at the rate of 4.90% per year and will accrue interest at that rate from January 12, 2005. We will pay interest on the senior notes on January 15 and July 15 of each year, beginning July 15, 2005. The senior notes will mature on January 15, 2015 and are not subject to redemption at our option or to repayment at the option of the holder before that date. There is no sinking fund for the senior notes.
      The senior notes offered hereby are a further issuance of the 4.90% Senior Notes Due January 15, 2015 and are in addition to the $275,000,000 principal amount of the senior notes issued on January 12, 2005. The senior notes will be consolidated and form a single series with such previously issued senior notes, will have the same CUSIP number as the previously issued senior notes and will trade interchangeably with the previously issued notes as one series immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding senior notes of this series will be $400,000,000.
      The senior notes are unsecured senior debt securities of National City Corporation. The senior notes will be issued in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
      The senior notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

		Underwriting	Proceeds to
	Price to Public(1)	Discount(2)	National City(1)

Per Note	100.261%	0%	100.261%
Total	$125,326,250	$0	$125,326,250

(1)	Plus accrued interest from January 12, 2005.

(2)	See “Underwriting” in this prospectus supplement.
      Delivery of the senior notes, in book-entry form only through the facilities of The Depository Trust Company, will be made against payment in New York, New York on or about May 27, 2005.
      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
Citigroup
The date of this prospectus supplement is May 20, 2005.

      You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates.
      The distribution of this prospectus supplement and the accompanying prospectus and the offering of the senior notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

NATIONAL CITY CORPORATION
      National City Corporation, founded in 1845, is a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, Illinois and Missouri and also conducts selected consumer lending businesses and other financial services on a nationwide basis. Its primary businesses include commercial and retail banking, consumer finance, asset management and mortgage financing and servicing. Operations are primarily conducted through more than 1,200 branch banking offices located within National City’s seven-state footprint and over 490 retail and wholesale mortgage offices located throughout the United States. National City and its subsidiaries had 35,108 full-time-equivalent employees at March 31, 2005. As of March 31, 2005, our consolidated total assets were $140.84 billion and our total stockholders’ equity was $12.64 billion. Our principal banking subsidiaries are National City Bank, National City Bank of the Midwest, National City Bank of Pennsylvania, National City Bank of Kentucky and National City Bank of Indiana. When we refer to “National City,” “we,” “our” and “us” in this prospectus supplement we mean only National City Corporation, and not National City Corporation together with any of its subsidiaries, unless the context indicates otherwise.
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
      The following are the consolidated ratios of earnings to fixed charges for National City for the periods shown.

	Three Months
	Ended
	March 31,				Year Ended December 31,

	2005		2004		2004		2003		2002		2001		2000

Consolidated Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.43	x	8.30	x	6.53	x	5.18	x	3.71	x	2.76	x	2.16x
Including interest on deposits	2.19	x	4.19	x	3.50	x	2.94	x	2.11	x	1.72	x	1.54x
      For the purpose of calculating the consolidated ratio of earnings to fixed charges, we have divided income before income taxes plus fixed charges by fixed charges. Fixed charges, excluding interest on deposits, consist of:

•	interest on federal funds purchased,

•	interest on security repurchase agreements,

•	interest on other borrowed funds,

•	interest on long-term debt, and

•	that portion of rental expense which is deemed to be representative of the interest factor.
      Fixed charges, including interest on deposits, consist of the above items plus interest on deposits.
USE OF PROCEEDS
      The net proceeds we receive from the sale of the senior notes offered under this prospectus supplement and the accompanying prospectus will be added to our general funds to be used for general corporate purposes.
DESCRIPTION OF THE SENIOR NOTES
      The following description of the senior notes supplements the description of the general terms of the Senior Debt Securities set forth under “Description of Debt Securities” and “Senior Debt Securities” in

the accompanying prospectus. You should read the prospectus and this prospectus supplement together for a complete description of the senior notes. Terms that are capitalized but not defined in this prospectus supplement have been defined in the accompanying prospectus.
      The senior notes are part of a series of Senior Debt Securities. The senior notes will be issued under a senior indenture, dated as of March 17, 2004, between us and The Bank of New York, a New York banking corporation, as trustee.
      The senior notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the senior notes on a national securities exchange.
      The senior notes are unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated indebtedness. The senior notes will not be entitled to any sinking fund.
      The senior notes in the aggregate principal amount of $125,000,000 offered by this prospectus supplement are a further issuance of the 4.90% Senior Notes Due January 15, 2015 and are in addition to the $275,000,000 principal amount of the senior notes issued on January 12, 2005. The senior notes offered by this prospectus supplement will be consolidated and form a single series with such previously issued senior notes, will have the same CUSIP number as the previously issued senior notes and will trade interchangeably with the previously issued notes as one series immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding senior notes of this series will be $400,000,000. The senior notes mature on January 15, 2015 and are not subject to redemption at our option or to repayment at the option of the holder before that date. Interest on the senior notes will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2005, to the persons in whose names the senior notes are registered as of the close of business on the previous December 31 and June 30, respectively, whether or not such record date is a business day. Interest on the senior notes at maturity will be payable to the persons to whom principal is payable. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants.
      Interest payments on the senior notes will be the amount of interest accrued from and including January 12, 2005 or the most recent interest payment date on which interest has been paid to but excluding the applicable interest payment date or the maturity date, as the case may be. If any interest payment date or the maturity date of the senior notes falls on a day that is not a business day, then the related payment of interest or principal will be made on the next succeeding business day with the same force and effect as if made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date or the maturity date, as the case may be. When we refer to a “business day” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday (as defined in the senior indenture) nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in the City of New York.
      We may, without the consent of the holders of the senior notes, increase the principal amount of the senior notes by issuing additional senior notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the date of issuance of the additional senior notes, and with the same CUSIP number as the senior notes issued on January 12, 2005 and the senior notes offered by this prospectus supplement. The senior notes offered by this prospectus supplement, including the previously issued senior notes and any additional senior notes, would rank equally and ratably and would be treated as a single class for all purposes under the senior indenture.
      Since we are a holding company, our right, and accordingly the rights of our creditors and stockholders, including the holders of the senior notes, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of that subsidiary may be recognized.

Book-Entry, Delivery and Form
      The senior notes will be issued only in fully registered form, represented by one or more global certificates (the “Global Securities”) that will be deposited with DTC and registered in the name of Cede & Co., as the nominee of DTC.
      Upon the issuance of a Global Security, DTC will credit, on its book-entry registration and transfer system, the principal amount of senior notes represented by the Global Security to the accounts of institutions that have accounts with DTC, known as “participants.” Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, in the case of participants, or by participants or persons that hold through participants, in the case of persons other than participants. The laws of certain states require that certain purchasers of securities take physical delivery of their securities as certificates issued in definitive form. These laws may make it difficult to transfer beneficial interests in a Global Security.
      Principal and interest payments on the senior notes will be made to DTC or its nominee, as the case may be, as the registered holder of the Global Security. We have been advised that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Security, will immediately credit participants’ accounts with payments in amounts equal to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC or its nominee. Payments by participants, or by persons that hold interests for customers through participants, to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants, or of such persons that hold interests for customers through participants.
      Each owner of a beneficial interest in a Global Security must ensure that the person through whom its interest is held, such as a participant or other person that holds interests through a participant, maintains accurate records of its beneficial interest in the Global Security. The interests of participants, which may be in the form of a custodial relationship, will be shown on records maintained by DTC for that Global Security. The designation of DTC or its nominee as custodian for participants and persons that hold interests through participants, either as principal, nominee or custodian, will be shown on the register maintained by the trustee.
      Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or for payments made on account of beneficial ownership interests in, a Global Security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
      If DTC notifies us that it is unwilling or unable to continue as depositary for the Global Securities or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, if so required by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue senior notes in certificated form (the “Certificated Notes”) in exchange for the Global Securities. In addition, we may at any time and in our sole discretion decide not to have any senior notes represented by Global Securities. In such event, we will issue Certificated Notes in exchange for Global Securities. Furthermore, if an event of default under the indenture occurs, we will issue Certificated Notes in exchange for Global Securities. The Certificated Notes issued in exchange for those Global Securities shall be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each Global Security to be exchanged. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders of the senior notes for any purpose, including receiving payments of principal or interest.
      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to DTC’s participants are on file with the SEC. More information about DTC can be found at its Internet Website at http://www.dtcc.com.
      According to DTC, the foregoing information with respect to DTC has been provided to its participants and the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.
Same-Day Settlement and Payment
      Settlement for the senior notes will be made in immediately available funds. Secondary trading in long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the senior notes will trade in DTC’s Same-Day Funds Settlement System until maturity. Secondary market trading activity in the senior notes will be required by DTC to settle in same-day funds. Settlement in same-day funds may have an effect on the level of trading activity in the senior notes.
Trustee
      The Bank of New York will act as trustee for the senior notes, which will be issued under an indenture, dated as of March 17, 2004, as amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.
Notices
      Any notices required to be given to the holders of the senior notes will be given to DTC.
Governing Law
      The senior indenture and the senior notes are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
      The following is a discussion of material United States federal income tax consequences of the purchase, ownership and disposition of senior notes to holders who purchase senior notes in connection with this offering and who hold the senior notes as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies; persons that will hold the senior notes as part of a hedge, straddle, conversion or other integrated transaction; or persons whose functional currency is not the U.S. dollar. Except as otherwise stated, the discussion does not address the tax consequences to persons other than U.S. holders, as defined below, or the treatment of the senior notes under foreign, state, local or other tax laws.
      Prospective investors are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
      The term “U.S. holder” means a beneficial owner of a senior note that is for United States federal income tax purposes (i) an individual citizen or resident alien of the United States; (ii) a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. The term “non-U.S. holder” means a holder that is not a “U.S. holder.”
      If a partnership or other entity treated as a partnership for United States federal income tax purposes holds any of the senior notes, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. A beneficial owner of the senior notes that is a partnership, and partners in such a partnership, are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of the senior notes.
Qualified Reopening
      We will treat the senior notes offered hereby as part of the same issue as the senior notes issued on January 12, 2005 (the “original senior notes”) for U.S. federal income tax purposes. Accordingly, we will treat the senior notes offered hereby as having the same issue date and the same issue price as the original senior notes. Consequently, the “issue price” of the senior notes offered hereby for U.S. federal income tax purposes will be $997.26, the first price at which a substantial amount of the original senior notes were sold (excluding sales to bond houses, brokers or similar persons or organizations acting the capacity of underwriters, placement agents, or wholesalers).
Pre-Reopening Accrued Interest
      To the extent that the purchase price for the senior notes offered hereby includes an amount attributable to interest accrued from January 12, 2005 (“pre-reopening accrued interest”), we believe that a portion of the first interest payment equal to such amount should be treated as a return of the pre-reopening accrued interest, rather than as interest payable on the senior notes. If this position is respected, as is assumed for purposes of the remainder of this summary, our payment of such amount would not be treated as taxable income to you. You are urged to consult your own tax advisor concerning the tax treatment of the pre-reopening accrued interest.

Interest
      Stated interest on a senior note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued, in accordance with the holder’s method of tax accounting. Because, as noted above, the senior notes offered hereby are treated as having the same issue price as the original senior notes and because the original senior notes were not issued with original issue discount (“OID”), the senior notes offered hereby also do not have OID.
Market Discount
      A senior note will have market discount if the U.S. holder acquires it for an amount that is less than the issue price of the senior notes, unless the market discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder will be required to treat any partial principal payment or any gain realized on the sale, exchange or other disposition of, a senior note as ordinary income to the extent of the lesser of (i) the amount of the payment received or gain realized and (ii) the market discount that has not previously been included in income and that is treated as having accrued on the senior note at the time of the payment or disposition. Market discount will be treated as accruing ratably during the period from the date of acquisition to the maturity date of the senior note, unless the U.S. holder elects to accrue market discount on the constant interest method.
      A U.S. holder may be required to defer the deduction for all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a senior note with market discount until the maturity of the senior note or certain earlier dispositions.
      A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or constant yield basis, in which case the rules described above will not apply. Generally, currently included market discount is treated as ordinary interest. The election, if made, will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.
Premium
      If a U.S. holder purchases a senior note for an amount that is greater than the sum of all amounts payable on the senior note after the purchase date, other than payments of qualified stated interest, the senior note will have amortizable bond premium equal to such excess. In this event, a U.S. holder may elect to amortize the bond premium, generally on a constant yield basis, as an offset to interest income. The election will apply to all debt instruments held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service.
Sale, Exchange or Other Disposition of the Senior Notes
      A U.S. holder will generally recognize capital gain or loss upon the sale, exchange or other disposition of a senior note equal to the difference between the amount realized on the sale, exchange or other disposition (less any amount allocable to accrued interest that the U.S. holder did not previously include in income, which will be treated as a payment of interest) and the holder’s adjusted tax basis in the senior note. A U.S. holder’s adjusted tax basis in a senior note will generally equal the cost of the senior note to the holder (and accrued market discount, if any, if the U.S. holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and any amortizable bond premium amortized with respect to such senior note. The gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year at the time of sale, exchange or other disposition and will be short-term capital gain or loss if the holding period is one year or less at the time of sale, exchange or other disposition. A reduced tax rate may apply to individuals with long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders
      Holders other than U.S. holders, as defined above, should not be subject to United States withholding tax with respect to payments received on the senior notes, provided that the non-U.S. holder does not hold, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; is not a bank receiving interest as described in Section 881(c)(3)(A) of the Code; is not a controlled foreign corporation that is related to us through stock ownership; and complies with all applicable certification requirements, including, generally, furnishing an IRS Form W-BEN or an approved substitute form.
      Generally, a non-U.S. holder will not be subject to United States federal taxes on any amount which constitutes capital gain on the sale, exchange or other disposition of a senior note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder and (ii) the non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition, and certain other conditions are met.
Information Reporting and Backup Withholding Tax
      Unless a U.S. holder is an exempt recipient such as a corporation, payments of interest on a senior note and payments of the proceeds of the sale, exchange or other disposition of a senior note will be subject to information reporting. U.S. holders will also be subject to backup withholding at the applicable statutory rate if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.
      A non-U.S. holder that complies with the applicable certification requirements to establish that the holder is not a United States person will generally avoid information reporting and the backup withholding tax.
      Any amounts withheld as backup withholding will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service.
UNDERWRITING
      Subject to the terms and conditions of an underwriting agreement, as supplemented by a terms agreement between us and Citigroup Global Markets Inc., the underwriter, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, $125,000,000 aggregate principal amount of the senior notes.
      Senior notes sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. If all the senior notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms. The underwriter is required to purchase all of the senior notes if any are purchased.
      In connection with the issuance of the senior notes, Citigroup Global Markets Inc. or one of its affiliates will receive compensation in connection with a related swap transaction that we have entered into with an affiliate of Citigroup Global Markets Inc.
      We expect that delivery of the senior notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date on which the senior notes are priced (“T+5”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on the date of the pricing or the next succeeding business day will be required, by virtue of the fact that the senior notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.
      We estimate that our out-of-pocket expenses for the offering will be approximately $75,000.
      Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $400,000,000. The underwriter has advised us that it may make a market in the senior notes. However, the underwriter is not obligated to make a market in the senior notes and it may discontinue any market making at any time without notice. We cannot assure you that a liquid trading market for the senior notes will be developed or sustained.
      In order to facilitate the offering of the senior notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes.
      Until the distribution of the senior notes is completed, the rules of the SEC may limit the ability of the underwriter and certain selling group members to bid for and purchase the senior notes. As an exception to these rules, the underwriter is permitted to engage in certain transactions that stabilize the price of the senior notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. If the underwriter creates a short position in the senior notes in connection with this offering (i.e., if it sells more senior notes than are referred to on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing senior notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.
      Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to contribute to the payments the underwriter may be required to make because of those liabilities.
      The underwriter and its affiliates engage in various transactions with National City and its affiliates in the general course of business.
LEGAL MATTERS
      Certain legal matters, including the validity of the senior notes, will be passed upon for us by the National City Corporation Law Department and Jones Day, Cleveland, Ohio. Certain legal matters will be passed upon for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.
EXPERTS
      Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in the registration statement (No. 333-104080) on Form S-3 and the accompanying prospectus and this prospectus supplement. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$1,500,000,000

National City Corporation

SENIOR/SUBORDINATED DEBT SECURITIES

AND PREFERRED STOCK
(WITHOUT PAR VALUE)

       We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. The underwriters of any offered securities may overallot a portion of these securities.

      We may also issue common stock upon the conversion of any of the senior or subordinated debt securities or preferred stock. Our common stock is listed on the New York Stock Exchange under the symbol “NCC.” The closing price of our common stock on the New York Stock Exchange on May 2, 2003 was $30.88. None of our other securities are listed on any national securities exchange.

      The securities offered hereby are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell these securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

The date of this Prospectus is May 9, 2003

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION WE INCORPORATE BY REFERENCE
NATIONAL CITY CORPORATION
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
SENIOR DEBT SECURITIES
SUBORDINATED DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF DEPOSITARY SHARES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

About This Prospectus	1
Where You Can Find More Information	2
Information We Incorporate By Reference	2
National City Corporation	3
Use of Proceeds	4
Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends	4
Description of Debt Securities	5
Senior Debt Securities	11
Subordinated Debt Securities	11
Description of Preferred Stock	13
Description of Common Stock	15
Description of Depositary Shares	17
Plan of Distribution	20
Legal Matters	21
Experts	21

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1.5 billion or the equivalent amount denominated in foreign currencies. We may also issue common stock upon conversion of any of the securities mentioned above. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Statements made in this prospectus concerning the contents of any documents that are referred to in this registration statement are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement or incorporated by reference into the registration statement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

      The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

      When we refer to “National City,” “our company,” “we,” “our” and “us” in this prospectus under the headings “National City Corporation” and “Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends,” we mean National City Corporation and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to National City Corporation unless the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” You can inspect and copy the reports, proxy statements and other information at the Public Reference Room of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information on a delayed basis regarding registrants, including us, that are filed electronically with the SEC. Our common stock, with $4 par value, is listed on The New York Stock Exchange under the symbol “NCC.” You can also inspect and copy any reports, proxy statements and other information that we file with the SEC at the offices of The New York Stock Exchange located at 20 Broad Street, New York, NY 10005.

INFORMATION WE INCORPORATE BY REFERENCE

      The SEC allows us to incorporate by reference the information that we file with it. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings.

      We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the 2002 Annual Report to Stockholders (but only to the extent that the annual report is expressly incorporated by reference into the Form 10-K).

•	Current Reports on Form 8-K, including exhibits, filed with the SEC on January 13, 2003, January 15, 2003, January 31, 2003, February 24, 2003, February 26, 2003, March 10, 2003, March 13, 2003 and April 16, 2003 (other than information in such documents deemed not to have been filed).

      Each document or report that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and until the offering of the securities terminates will be incorporated by reference into this Prospectus and will be a part of this Prospectus from the date of filing of that document (other than information in such documents deemed not to have been filed).

      You may request a copy of any of these filings, other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by telephoning or writing to us at the following phone number and address:

National City Corporation

1900 East Ninth Street
Attention: Thomas A. Richlovsky, Senior Vice President and Treasurer
Cleveland, Ohio 44114-3484
(216) 222-2000

NATIONAL CITY CORPORATION

      We are a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive distribution network in Ohio, Michigan, Pennsylvania, Indiana, Kentucky, and Illinois and also conducts selected consumer lending businesses and other financial services on a nationwide basis. Our primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. Operations are primarily conducted through more than 1,100 branch banking offices located within our six-state footprint and over 280 retail mortgage offices located throughout the United States. Including our subsidiaries, we had 32,731 full-time-equivalent employees at December 31, 2002. As of December 31, 2002, our consolidated total assets were $118.3 billion and our total stockholders’ equity was $8.3 billion. Based on asset size, we are one of the largest commercial banking organizations in the United States.

      Listed below are our principal banking subsidiaries:

National City Bank

National City Bank of Michigan/ Illinois
National City Bank of Pennsylvania
National City Bank of Kentucky
National City Bank of Indiana

      We are a legal entity separate and distinct from our subsidiary banks and other subsidiaries. A substantial portion of our cash revenue is received from our subsidiary banks in the form of cash dividends. Federal law limits the manner and amount of funding that our subsidiary banks may provide to us. The bank subsidiaries are limited as to the dividends they are allowed to pay. The type and amount of any security required to be pledged for any loans from our subsidiary banks to us is dictated by Section 23A of the Federal Reserve Act.

      In any given year, each of our subsidiary banks may not pay dividends in an amount that exceeds (a) that bank’s net profits for the current year plus (b) its retained net profits for the preceding two calendar years. This limitation on dividends may only be exceeded if the bank has received prior approval of the Comptroller of the Currency. Because of this limitation, our subsidiary banks may not pay to us dividends of more than $975.3 million in 2003 plus an additional amount equal to their net profits for 2003 without the approval of the Comptroller of the Currency. Each of our subsidiary banks must meet various capital requirements. These capital requirements may further limit the amount of dividends that a subsidiary bank may pay to us. In addition, the Comptroller of the Currency has authority to prohibit payment of a dividend by any of our subsidiary banks if the payment constitutes what, in its opinion, is an unsafe and unsound banking practice.

      The total of all loans each subsidiary bank may make to us cannot exceed 10% of the capital stock surplus and undivided profits, plus the allowance for loan losses of that bank. All loans made to us must be secured with collateral having a market value of at least 100% to 130% of the amount of the loan. The required amount of collateral depends on the type of assets that are pledged.

      The Financial Institutions Reform, Recovery and Enforcement Act of 1989 imposes various liabilities on our subsidiary banks. Each of our subsidiary banks is liable to the Federal Deposit Insurance Corporation (commonly referred to as the FDIC) for any losses it may incur as a result of the failure or near failure of any of our other subsidiary banks. Depositor claims of each of the non-failing banks and general creditors of each of those banks would be paid prior to any claims of the FDIC. In addition to the above requirements, the Federal Reserve Board has a policy which requires us to act as a source of financial strength to our subsidiary banks. This policy could require us to use our funds and assets to support any of our subsidiary banks that might experience financial trouble.

      We and our banking subsidiaries are required to meet various capital requirements. Failure to meet the minimum capital requirements can result in:

•	our being denied the right to acquire existing companies or establish new companies,

•	our subsidiary banks being limited in their ability to pay dividends,

•	our subsidiary banks being required to raise additional capital,

•	an increase in the deposit insurance premiums payable to the FDIC, and

•	the potential loss of deposit insurance.

      We and our subsidiary banks have consistently maintained capital levels at or above the “well-capitalized” level. The “well-capitalized” standard is the highest regulatory standard.

      Since we are a holding company, our right, and accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

      The monetary policies and regulations imposed on us and our subsidiary banks have a significant effect on our operating results. We cannot predict the impact that future monetary policy or bank regulation will have on us.

      We are a Delaware corporation and our principal executive offices are located at National City Center, 1900 East Ninth Street, Cleveland, Ohio 44114-3484. Our telephone number is (216) 222-2000.

USE OF PROCEEDS

      The net proceeds we receive from the sale of the securities offered under this prospectus and any prospectus supplement will be added to our general funds to be used for general corporate purposes. If we decide to use any proceeds for a different purpose, we will specify that purpose in the appropriate prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

      The following are the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for National City for each of the years in the five-year period ended December 31, 2002.

	Year Ended December 31,

	2002		2001		2000		1999		1998

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	4.01	x	2.76	x	2.16	x	2.64	x	2.60	x
Including interest on deposits	2.23		1.72		1.54		1.73		1.57

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	4.01	x	2.75	x	2.15	x	2.64	x	2.59	x
Including interest on deposits	2.23		1.72		1.54		1.73		1.57

      For the purpose of calculating the ratio of earnings to fixed charges, we have divided income before income taxes plus fixed charges by fixed charges. For the purpose of calculating the ratio of earnings to fixed charges and preferred stock dividends, we have divided income before income taxes plus fixed charges by fixed charges plus pretax earnings required to cover preferred stock dividends.

      Fixed charges, excluding interest on deposits, consist of:

•	interest on federal funds purchased,

•	interest on security repurchase agreements,

•	interest on other borrowed funds,

•	interest on long-term debt, and

•	that portion of rental expense which is deemed to be representative of the interest factor.

      Fixed charges, including interest on deposits, consist of the above items plus interest on deposits.

DESCRIPTION OF DEBT SECURITIES

      The debt securities we are offering will constitute either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between us and The Bank of New York, as trustee. Pursuant to the Trust Indenture Act of 1939, as amended, the trustee will have a “conflicting interest” if the securities issued under either indenture are in default. If this occurs, the trustee may be required to resign its trusteeship under the defaulted indenture and we would appoint a successor trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

      The following summaries of certain provisions of the indentures are not complete. You should read all of the provisions of the indentures, including the definitions of certain terms. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The provisions will be described in the appropriate prospectus supplement. Unless otherwise indicated, parenthetical section references refer to each of the indentures.

      Neither indenture contains any terms which would protect the holders of the securities in the event of a recapitalization, a change of control, a highly leveraged transaction or a restructuring involving us that results in a downgrade of our public debt rating.

Terms of the Securities

      The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. The indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The Senior Debt Securities will rank equally with all of our unsecured and non-subordinated indebtedness. The Subordinated Debt Securities will be subordinated as described below under “Subordinated Debt Securities.”

      Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

•	the title of the securities,

•	any limit on the aggregate principal amount of the securities,

•	the priority of payment of the securities,

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities,

•	the date or dates, or the method of determining the dates, on which the securities will mature,

•	the interest rate or rates of the securities, or the method of determining those rates,

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates,

•	whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid,

•	any terms relating to the conversion of the securities into our common stock including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable;

•	any sinking fund or similar provision applicable to the securities,

•	any mandatory or optional redemption provisions applicable to the securities,

•	the denomination or denominations in which securities are authorized to be issued,

•	whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchange for registered securities of the same series),

•	information with respect to book-entry procedures,

•	whether any of the securities will be issued as Original Issue Discount Securities,

•	each office or agency where securities may be presented for registration of transfer, exchange or conversion,

•	the method of determining the amount of any payments on the securities which are linked to an index,

•	if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency,

•	if other than the trustee, the identity of the registrar and/or paying agent,

•	any defeasance of certain obligations by the company pertaining to the series of securities,

•	whether and on what terms we will pay additional amounts to holders that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such securities rather than pay such additional amounts (and the terms of any such option), and

•	any other specific terms of the securities.

      Some of the securities may be issued as original issue discount securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to Original Issue Discount Securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

      If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are Original Issue Discount Securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of securities of that series.

      You should refer to the prospectus supplement relating to each series of securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

      Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

      Unless otherwise indicated in the applicable prospectus supplement, the securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

      We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement. (Section 307).

      We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the Paying Agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

      The designated paying agent in the United States for the securities we are offering is The Bank of New York, located at 101 Barclay Street, New York, New York 10286.

Global Securities

      The securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depositary that we will identify in a prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

      The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Restrictive Covenants

      The Senior Indenture contains a covenant that, except as otherwise provided below, we will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, or permit a subsidiary to sell, assign, pledge, transfer or otherwise dispose of, any shares of capital stock of any subsidiary or any securities convertible into capital stock of any subsidiary which is:

•	a Principal Constituent Bank, or

•	a subsidiary which owns shares of capital stock, or any securities convertible into capital stock, of a Principal Constituent Bank.

      However, this covenant does not prohibit:

(a) any dispositions made by us or any subsidiary:

(1) acting in a fiduciary capacity for any person other than us or any subsidiary, or

(2) to us or any of our wholly-owned subsidiaries, or

(b) the merger or consolidation of a Principal Constituent Bank with and into a Constituent Bank, or the merger or consolidation of any Principal Constituent Bank with and into any other Principal Constituent Bank.

      This covenant does not prohibit sales, assignments, pledges, transfers, issuances or other dispositions of shares of capital stock of a Principal Constituent Bank referred to in (a) or (b) above where:

•	the sales, assignments, pledges, transfers, issuances or other dispositions are made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director, or

•	the sales, assignments, pledges, transfers, issuances or other dispositions are made in compliance with an order of a court or a regulatory authority of competent jurisdiction or as a condition imposed by any such court or authority to our acquisition, directly or indirectly, of any other corporation or entity, or

•	in the case of (1) a disposition or issuance of shares of capital stock, or any securities convertible into capital stock, of a Principal Constituent Bank, or (2) sales of capital stock, or any securities convertible into capital stock, of any wholly-owned subsidiary:

(a) the sales, assignments, pledges, transfers, issuances or other dispositions are for fair market value (as determined by our Board of Directors and the Board of Directors of the subsidiary disposing of such shares or securities, and evidenced by a resolution of such Boards of Directors) and

(b) after giving effect to such disposition and to any potential dilution (if the shares or securities are convertible into capital stock), we and our directly or indirectly wholly-owned subsidiaries will own directly not less than 80% of the Voting Stock of such Principal Constituent Bank or subsidiary, or

•	a Principal Constituent Bank sells additional shares of capital stock to its stockholders at any price, so long as immediately after such sale we own, directly or indirectly, at least as great a percentage of the Voting Stock of such Principal Constituent Bank as we owned before the sale of the additional shares.

      A Constituent Bank is defined as a subsidiary which meets the definition of a Bank in the indentures. A Principal Constituent Bank is a Constituent Bank with consolidated assets constituting 15% or more of our consolidated assets. At the date of this prospectus, National City Bank, National City Bank of Indiana and National City Bank of Michigan/ Illinois are the only Principal Constituent Banks. (Senior Indenture, Section 1006).

      The Senior Indenture prohibits us from acquiring capital stock of any corporation or acquiring substantially all the assets and liabilities of any corporation, unless immediately after such acquisition, we would be in full compliance with the Senior Indenture. (Senior Indenture, Section 1008). In addition, the Senior Indenture prohibits us from creating or permitting any liens upon any shares of capital stock of any

Constituent Bank to secure any indebtedness without securing the Senior Debt Securities equally and ratably with all indebtedness secured by those liens. (Senior Indenture, Section 1007).

Modification and Waiver

      Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the principal of, or any installment of interest on, any security,

•	reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security,

•	change the place of payment, currency or currencies in which any security or any premium or interest thereon is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date,

•	reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture,

•	modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture,

•	adversely affect any right of conversion,

•	in the case of the Subordinated Indenture, alter the provisions regarding subordination of the Subordinated Debt Securities in any way that would be adverse to the holders of those securities,

•	reduce the principal amount of Original Issue Discount Securities which could be declared due and payable upon an acceleration of their maturity, or

•	change our obligation to pay any additional amounts. (Section 902).

      The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the indentures. (Senior Indenture, Section 1011; Subordinated Indenture, Section 1008). The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder. (Section 513).

      With the trustee, we may modify and amend either indenture without the consent of any holder for any of the following purposes:

•	to name a successor entity to National City Corporation,

•	to add to our covenants for the benefit of the holders of all or any series of securities,

•	to add to the events of default,

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture,

•	to establish the form or terms of securities of any series and any related coupons,

•	to provide for the acceptance of appointment by a successor trustee,

•	to make provision for the conversion rights of the holders of the securities in certain events,

•	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders, or

•	to modify, eliminate or add to the provisions of either indenture to conform our or the trustee’s obligations under the applicable indenture to the Trust Indenture Act of 1939, as amended (Section 901).

Calculation of Outstanding Debt Securities

      To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under either indenture:

•	In the case of Original Issue Discount Securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that Original Issue Discount Security as of the date of the calculation.

•	Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation. (Section 101).

Additional Provisions

      Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. (Section 602). Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 512).

      No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the trustee with written notice of a continuing event of default regarding the holder’s series of securities,

•	the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy,

•	the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity, and

•	the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series. (Section 507).

      However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment. (Section 508).

      We are required to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1005).

Regarding the Trustee

      We and our subsidiaries maintain deposit accounts and conduct various banking transactions with the trustee. The trustee and its subsidiaries maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

Conversion Rights

      The applicable prospectus supplement relating to the convertible Debt Securities will describe the terms on which those Debt Securities are convertible.

SENIOR DEBT SECURITIES

      The Senior Debt Securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt.

Events of Default

      The following will be events of default under the Senior Indenture with respect to the Senior Debt Securities of a series:

•	failure to pay any interest or any additional amounts on any Senior Debt Security of that series when due, and continuance of such default for 30 days,

•	failure to pay principal of, or any premium on, any Senior Debt Security of that series when due,

•	failure to deposit any sinking fund payment for a Senior Debt Security of that series when due,

•	failure to perform any of our other covenants or warranties in the Senior Indenture or Senior Debt Securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of Senior Debt Securities), which has continued for 90 days after written notice as provided in the Senior Indenture,

•	acceleration of indebtedness in a principal amount greater than $25,000,000 for money borrowed by us or any Principal Constituent Bank under the terms of the instrument under which such debt is issued or secured, and the acceleration is not annulled, or the indebtedness is not discharged, within 30 days after written notice is given according to the Senior Indenture,

•	certain events in bankruptcy, insolvency or reorganization of us or any Principal Constituent Bank, and

•	any other event of default regarding that series of Senior Debt Securities. (Section 501).

SUBORDINATED DEBT SECURITIES

      The Subordinated Debt Securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all Senior Indebtedness. (Subordinated Indenture, Article Fifteen). The term “Senior Indebtedness” is defined below.

Subordination

      If any of the following circumstances has occurred, payment in full of all principal, premium and interest must be made or provided for with respect to all outstanding Senior Indebtedness before we can make any payment or distribution of principal, any premium, any additional amounts or interest on the Subordinated Debt Securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced,

•	any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy,

•	any Subordinated Debt Security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the Subordinated Indenture, provided that such declaration has not been rescinded or annulled as provided in the Subordinated Indenture, or

•	any default with respect to Senior Indebtedness which permits its holders to accelerate the maturity of the Senior Indebtedness has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default. (Subordinated Indenture, Article Fifteen).

      The term “Senior Indebtedness” means:

•	the principal and any premium or interest for money borrowed or purchased by us,

•	the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by us,

•	any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar agreement,

•	an obligation arising from direct credit substitutes, and

•	any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar agreements,

in each case, whether outstanding on the date the Subordinated Indenture became effective, or created, assumed or incurred after that date.

      The definition of Senior Indebtedness excludes any indebtedness that:

•	expressly states that it is junior to, or ranks equally in right of payment with, the Subordinated Debt Securities, or

•	is identified as junior to, or equal in right of payment with, the Subordinated Debt Securities in any resolution of our Board of Directors or in any supplemental indenture. (Subordinated Indenture, Section 101).

      As of December 31, 2002, we had approximately $2.6 million in principal amount of debt which would constitute Senior Indebtedness, and $1.9 billion in principal amount of debt which would rank equally with the Subordinated Debt Securities. On March 10, 2003, we issued $300 million in principal amount of debt securities which would constitute Senior Indebtedness.

Events of Default

      Events of default under the Subordinated Indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or any Principal Constituent Bank.

      There is no right of acceleration of the payment of principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the Subordinated Debt Securities of a particular series or in the Subordinated Indenture. In the event of a default in the payment of interest or principal, the holders of Senior Indebtedness will be entitled to be paid in full before any payment can be made to holders of Subordinated Debt Securities. However, a holder of a Subordinated Debt Security (or the trustee under the Subordinated Indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal of the Subordinated Debt Securities.

DESCRIPTION OF PREFERRED STOCK

      This section describes the general terms and provisions of our preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock. The following description of the preferred stock and any description contained in a prospectus supplement is not complete. You should read our restated certificate of incorporation which is filed as an exhibit to the registrant statement and the certificate of designation relating to the applicable series of preferred stock for additional information before you buy any shares of preferred stock.

General

      Pursuant to our restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. As of December 31, 2002, we had no issued and outstanding shares of preferred stock. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

•	the number of shares and designation or title of the shares;

•	dividend rights;

•	the rights of the holders upon our dissolution or upon the distribution of our assets;

•	whether and upon what terms the shares will be redeemable;

•	the voting rights, if any, which will apply;

•	whether and upon what terms the shares will be convertible;

•	whether and upon what terms the shares will have a sinking fund; and

•	any other preferences, rights, limitations or restrictions of the shares.

      As described under “Description of Depositary Shares” below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

      When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise:

•	each series of preferred stock will rank equally in all respects with each other series of preferred stock offered under this prospectus; and

•	National City Bank will be transfer agent and registrar for the preferred stock and any depositary shares.

      The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms as well as the applicable certificate of designations which we will file as an exhibit to the registration statement and our restated certificate of incorporation which is filed as an exhibit to the registration statement.

Dividends

      The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our board of directors, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors.

      We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits, if after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

      The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

      Our board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid, or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on all preferred stock ranking equal as to dividends, then:

•	we will declare any dividends pro rata among the shares of preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to such series of preferred stock offered under this prospectus as to dividends, which means that the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

•	other than the above-described pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

•	we will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

      We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Liquidation Rights

      Unless the applicable prospectus supplement states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any preferred stock ranking equal to the preferred stock offered under this prospectus will be entitled to receive:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends, whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

      The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

      We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

•	we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

•	we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

      After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Redemption

      We may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement.

      Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

•	we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

•	we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

Voting Rights

      The holders of preferred stock will have such voting rights as are described in the applicable prospectus supplement; provided, however, that under no circumstances will the holders of shares of any series of preferred stock issued under this prospectus and an applicable prospectus supplement have more than one vote per share. As more fully described under “Description of Depositary Shares” below, if we issue depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

Conversion Rights

      The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which the shares of preferred stock of that series are convertible.

DESCRIPTION OF COMMON STOCK

      This section describes the general terms and provisions of the shares of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement in connection with the conversion of debt securities, preferred stock or depositary shares and any general terms outlined in this section that will not apply to that common stock. The following description of the common stock and description contained in a prospectus supplement is not complete. You should read our restated certificate of incorporation and our bylaws which are filed as exhibits to the registration statement and any certificate of designation for additional information before you buy any securities which may be converted into our common stock.

General

      As of December 31, 2002, our authorized common stock was 1,400,000,000 shares. From these authorized shares, 611,491,359 were outstanding.

      Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. See “Description of Preferred Stock — Dividends.” Other restrictions on our ability to pay dividends are described below under “— Restrictions on Payment of Dividends.” Information on restrictions on the ability of our subsidiary banks to supply funds to us is provided above under “National City Corporation.”

      Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

      If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. See “Description of Preferred Stock — Liquidation Rights.” When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities.

      Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “NCC.” National City Bank serves as the transfer agent and registrar for the common stock.

      The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion of other securities offered under this prospectus will also be fully paid and nonassessable.

Restrictions on Payment of Dividends

      We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

Anti-takeover Provisions Contained in the Certificate of Incorporation and Bylaws

      Certain provisions of our restated certificate of incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without our board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

      Preferred Stock. Our restated certificate of incorporation allows our board of directors to issue one or more new series of preferred stock without stockholder approval. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

      Nomination Procedures. In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Article III, Section 7 of our bylaws. In general, a stockholder must submit a written notice of the nomination, and the notice must be delivered to or mailed and received at our principal executive offices not less than 60 calendar days prior to the meeting of stockholders. If public announcement of the date of the stockholders meeting is not made at least 75 calendar days prior to the date of such meeting, notice must be received no later than the close of business on the 10th calendar day following the date the meeting was announced.

      Proposal Procedures. Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in Article II, Section 9(c) of our bylaws. In general, a stockholder must submit a written notice of the proposal to our corporate secretary, and that notice must be delivered to or received at our principal executive offices not less than 60 calendar days prior to the annual meeting. However, if public announcement of the annual meeting date is not made at least 75 calendar days prior to the date of the annual meeting, notice must be received no later than the close of business on the 10th calendar day following the date the annual meeting was announced.

      Amendment of Bylaws. Under Article IX of our bylaws, our board of directors can alter, amend or repeal the bylaws or adopt new bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to alter, amend or repeal our bylaws or adopt new bylaws.

DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

      We have summarized some common provisions of a deposit agreement, depositary shares and the related depositary receipts in this section. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you before you buy any depositary shares that represent preferred stock.

General

      We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

      Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

      Unless the prospectus supplement provides otherwise, we do not expect that there will be a public trading market for the preferred stock except as represented by the depositary shares.

Dividends and Other Distributions

      If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute these dividends to the record holders of these depositary shares. The Bank Depositary will distribute only the amount that can be distributed without attributing to any holder a fraction of one cent and the balance will be added to the next sum received by the Bank Depositary for distribution. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell this property and distribute the net proceeds from this sale to the record holders of the depositary shares.

Redemption of Depositary Shares

      If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The Bank Depositary will mail a redemption notice to the record holders of the depositary shares to be redeemed not less than 30 nor more than 60 days before the redemption date. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the Bank Depositary, the Bank Depositary will redeem as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

      After the redemption date, depositary shares called for redemption will no longer be outstanding and all rights of the holders of such depositary shares will cease, except the right to receive any money payable upon redemption and any money or property which the holders of the depositary shares are entitled to upon redemption when they surrendered their depositary receipts.

Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to this preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the number of the preferred stock represented by such depositary shares in accordance with these instructions, and we will take all action which the Bank Depositary reasonably deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing this preferred stock.

Amendment and Termination of the Depositary Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless this amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the Bank Depositary or us only if:

•	all outstanding depositary shares have been redeemed or converted into common stock; or

•	there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of National City and this distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

      Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Fractional shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to this holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Conversion of Preferred Stock

      If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into common stock or shares of another series of our preferred stock, the following will apply. The depositary shares, as such, will not be convertible into any securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the Bank Depositary with written instructions to instruct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of common stock or another series of our preferred stock, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the deposited preferred stock. If only some of the depositary shares are to be converted, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. Fractional shares of common stock will not be issued upon conversion. If conversion would result in the issuance of a fractional share, we will pay the holder a cash amount equal to the value of the fractional interest based on the closing price of the common stock on the last business day before the conversion date.

Miscellaneous

      The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of preferred stock.

      Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the Bank Depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and neither we nor the Bank Depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the Bank Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

      The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and the successor’s acceptance of this appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

PLAN OF DISTRIBUTION

      We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. We may also offer the securities in exchange for our outstanding indebtedness, preferred stock or depositary shares.

      Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. for sales of securities pursuant to this prospectus will not exceed 8%.

      The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

      If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

      If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date.

      We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

      The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

      If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

      NatCity Investments, Inc. is our wholly-owned subsidiary. Accordingly, the distribution of securities by NatCity Investments, Inc. will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with Rule 2720, no member of the NASD participating in an underwriting will be permitted to confirm sales to accounts over which it exercises discretionary authority without prior specific written approval of the customer.

      When we issue the securities offered by this prospectus, except for shares of common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security. Our affiliates may also use this prospectus, together with any applicable prospectus supplement, in market-making transactions. Neither the underwriters or any of our affiliates have any obligation to make a market in any of the offered securities and each may discontinue any market-making activities at any time without notice, at its sole discretion. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

      Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

      Certain legal matters, including the validity of the Securities, will be passed upon for us by the National City Corporation Law Department. Certain legal matters will be passed upon for any underwriters or agents by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.